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Memory Pharmaceuticals Closes Final Tranche of Equity Financing with The Stanley Medical Research
Institute
-Results in Proceeds of $2.0 Million-

MONTVALE, N.J., August 26, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has secured $2.0 million through the sale of approximately 4.7 million shares of common stock at $0.42 per share under its June 2007 equity financing agreement with an investment group led by The Stanley Medical Research Institute (SMRI). Memory Pharmaceuticals exercised its option to complete the third and final tranche following the achievement of a predefined milestone related to the Phase 2a trial of R3487/MEM 3454 in cognitive impairment associated with schizophrenia (CIAS). Under the terms of the financing agreement, the shares were priced at a 17% premium to the average closing sale price of the Company’s common stock for the ten days ending on the day of the Company’s achievement of the specified milestone.

“We appreciate SMRI’s long-standing support for this program and we are pleased that we have once again been able to translate our progress into an opportunity to raise capital at a premium,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “Cognitive impairment is a major component of schizophrenia that contributes to a patient’s dysfunction, and our ongoing Phase 2a trial will provide us with important insights on R3487/MEM 3454’s potential efficacy in this indication.”

In June 2007, Memory entered into an equity financing agreement with the investment group led by SMRI for the sale of up to $6.0 million of common stock in three tranches. The Company closed the first $2.0 million tranche in June 2007, and exercised its option to secure an additional $2.0 million in a second tranche in June 2008. With today’s announcement, the Company has received the maximum $6 million under the equity financing agreement with SMRI.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.